   CONTACT:     Paul Korus                    FOR RELEASE AT 2:15 P.M. (MST)
   -------                                    ------------------------------
                (303) 295-3995                Monday, September 30, 2002


                         KEY PRODUCTION COMPLETES MERGER

DENVER - Key Production Company, Inc. (NYSE: KP) today announced the completion of the merger with the exploration and production and gas marketing operations of Helmerich & Payne, Inc. (NYSE: HP) to create a new U.S.-based independent oil and gas company with an equity market value of approximately $650 million. The new publicly traded company will be named Cimarex Energy Co. and will commence trading on the New York Stock Exchange on October 1 under the symbol XEC. As of the close of the market on September 30, 2002, Key will cease trading on the New York Stock Exchange.

Helmerich & Payne established September 27, 2002 as the record date for the pro rata distribution of 26,591,321 shares of Cimarex Energy Co. common stock to Helmerich & Payne, Inc stockholders. As of that date, there were 50,034,006 total shares of Helmerich & Payne common stock outstanding. The distribution is payable before the close of business on September 30, 2002.

Key stockholders will receive approximately 14.1 million shares of Cimarex, or one share of Cimarex for each share of Key that they own. As a result of the spin off and merger with Key, approximately 65.25% of Cimarex common stock will be held by stockholders of Helmerich & Payne and 34.75% by the former stockholders of Key.

Key's Chairman and Chief Executive Officer, F.H (Mick) Merelli stated, "We are extremely pleased to have combined the operations of Key and Helmerich & Payne's E&P division under one roof. The merger creates a dynamic new company that will capitalize on the respective strengths of both organizations with a common goal of growing per share reserves and net asset value. The employees of both companies should also be commended for all the hard work put into completing the transaction." Merelli will also be the Chairman and CEO of Cimarex.

The former shareholders of Key will receive a Letter of Transmittal by mail for use in exchanging their current shares for shares of Cimarex. The exchange and transmittal process will begin promptly. Key's transfer agent, Continental Stock Transfer & Trust Company, will be responsible for the exchange process. Questions concerning this process should be directed to Key's transfer agent 212/509-4000. Key stock certificates should not be sent to Key, Cimarex or Helmerich & Payne for exchange.

The initial announcement of the agreement for merger was issued on February 25, 2002. The Cimarex Form S-4 Registration Statement was declared effective by the Securities and Exchange Commission on August 21, 2002. Beginning on August 22 proxy statements were mailed to the stockholders of Key. The proxy statement advised the stockholders of a special shareholder meeting held on September 20, 2002, at which time the merger was approved. The closing of the merger with Cimarex was completed today.

                                      -end-